Exhibit 99.1

Clearfield, Inc. Continues Profitable Momentum in FY 09

Gross Profit Improvement Instrumental to Strong Operating Income Performance

MINNEAPOLIS--(BUSINESS WIRE)--May 11, 2009--Clearfield, Inc. (NASDAQ: CLFD):

Net Sales:	$5.2M, down 4% from previous year
Gross Profit:	$1.8M, up 3% from previous year
Gross Margin:	35%, up from 32% from previous year
Income from Operations:	$128K, 3x previous year
Net Income per share:	$.01

Clearfield, Inc. (NASDAQ: CLFD) today announced results for the second fiscal quarter of 2009 which ended March 31, 2009. Revenue for the current quarter was $5,233,000 in comparison to $5,442,000 for the same period in 2008, a decrease of 4 percent. Gross profit was $1,818,000 in comparison to $1,766,000 for the earlier period, an increase of 3 percent. The Company reported net income of $131,000 or $.01 per share compared to $115,000 or $.01 per share for 2008.

Comments on Operations

“Despite challenging economic conditions and the seasonal orientation of our business cycle, we are satisfied with the bottom line performance of the Company,” says Cheri Beranek Podzimek, president & CEO of Clearfield. “Ongoing productivity measures within our manufacturing and procurement groups has resulted in a significant gain in gross profit despite our lower revenues. Moreover, bookings exceeded revenue for the quarter by more than $500,000, resulting in a firm backlog for the upcoming quarter.”

“While we have taken precautionary measures due to the economic slowdown, including the controlled reduction of inventory by $535,000, we continue to make significant investments in product development and have earned strong approval from our clients with the introduction of a number of new products within the FieldSmart fiber management platform as well as our new WaveSmart product portfolio of powered optical signal products.”

“While the specifics of the Broadband funding program within the economic stimulus package have yet to be defined, the Company is tracking and prepared to respond to these opportunities. As many of our clients and prospects are engaged in the process of applying for the associated grants and/or loans, the immediate outlook and long-term result of this program is unclear.”

About Clearfield, Inc. Clearfield, Inc., designs and manufactures FieldSmart – a modular fiber management platform using the patented Clearview Cassette as an “Any Application, Anywhere” multiplier to meet the fiber management needs of the broadband service provider. Product lines include the latest generation Fiber Distribution System (FDS) for the inside plant, the Fiber Scalability Center (FSC) for the outside plant, and Fiber Delivery Points (FDP) for access networks. The FDS, FSC and FDP product lines support a wide range of panel configurations, densities, connectors and adapter options, and are offered alongside an assortment of passive optical components and a complete line of fiber and copper assemblies for indoor plant, outside plant and access environments. Clearfield is a public company traded on Nasdaq:CLFD. www.ClearfieldConnection.com

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

Clearfield, Inc.
FINANCIAL RESULTS (unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Revenues	$5,232,604	$5,442,493	$11,165,891	$10,139,933

Cost of sales	3,414,452	3,676,929	7,333,531	6,924,898

Gross profit	1,818,152	1,765,564	3,832,360	3,215,035

Operating expenses
Selling, general and administrative	1,689,950	1,721,252	3,494,928	3,143,711

Income from operations	128,202	44,312	337,432	71,324

Interest income	17,244	79,285	48,994	167,091
Interest expense	(1,585)	(2,836)	(3,491)	(5,972)
Other income	13,931	15,984	27,575	29,401
	29,590	92,433	73,078	190,520
Income before income taxes	157,792	136,745	410,510	261,844

Income tax expense	26,743	21,407	61,974	48,577

Net income from continuing operations	131,049	115,338	348,536	213,267
Net income from discontinued operations	-	-	-	342,390
Net loss on disposal of assets of discontinued operations	-	-	-	(44,951)
Total income from discontinued operations	-	-	-	297,439
Net income	$131,049	$115,338	$348,536	$510,706

Net income per share:
Continuing operations	$.01	$.01	$.03	$.02
Discontinued operations	$.00	$.00	$.00	$.02
Basic and diluted	$.01	$.01	$.03	$.04

Weighted average shares outstanding:
Basic and diluted	11,938,131	11,872,331	11,938,131	11,872,331

Clearfield, Inc.
FINANCIAL RESULTS (unaudited -continued)

	March 31, 2009	September 30, 2008
Assets
Current Assets
Cash and cash equivalents	$3,133,588	$4,333,709
Short-term investments	3,081,000	-
Accounts receivable, net	2,262,100	2,533,447
Inventories	1,553,256	2,088,769
Other current assets	218,084	115,344
Total current assets	10,248,028	9,071,269

Property plant and equipment, net	1,425,291	1,604,202

Other Assets
Long-term investments	1,839,663	3,143,941
Goodwill	2,570,511	2,570,511
Other	176,368	176,368
Notes receivable	412,755	432,846
Total other assets	4,999,297	6,323,666
Total Assets	$16,672,616	$16,999,137

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$64,798	$62,126
Accounts payable	1,116,982	1,849,633
Accrued compensation	823,025	903,276
Accrued expenses	104,398	301,859
Total current liabilities	2,109,203	3,116,894

Long-term debt, net of current maturities	-	33,081
Deferred rent	89,758	89,641
Deferred income taxes	211,615	166,904
Total Liabilities	2,410,576	3,406,520

Shareholders’ Equity
Undesignated shares, 4,999,500 authorized shares: no shares issued and outstanding	-	-
Preferred stock, $.01 par value; 500 shares; no shares outstanding	-	-
Common stock, authorized 50,000,000, $ .01 par value; 11,938,131 shares issued and outstanding at March 31, 2009 and September 30, 2008	119,381	119,381
Additional paid-in capital	52,223,106	52,166,219
Accumulated deficit	(38,080,447)	(38,428,983)
Accumulated other comprehensive loss	-	(264,000)
Total shareholders’ equity	14,262,040	13,592,617
Total Liabilities and Shareholders’ Equity	$16,672,616	$16,999,137

CONTACT:
Clearfield, Inc.
Cheryl Beranek Podzimek, 763-476-6866
Chief Executive Officer and President
Investor-relations@clfd.net